Exhibit 10.8

Form of Mofeishi Sleep Analysis System Technical Service Agreement

Party A:

Party B: Beijing Dehaier Medical Technology Co., Ltd. (Party B)

After friendly negotiation, both parties mutually agree that Party B will provide Party A with Mofeishi sleep apnea analysis system technical services (hereinafter referred to as the "system"), and reached the following agreement:

I. Rights and obligations of Party A

1. Party A can obtain the technical services of the system after signing this agreement.

2. Party A has the right to use the Mofeishi sleep apnea analysis system provided by Party B. Within five working days after the expiry or termination of this agreement, Party A shall return the system to Party B at good functional condition.

3. To ensure the normal use of the system, Party A guarantees:

(1) Party A ensures that the computer and network system and IE browser can work normally and resolves computer and network access problems by itself.

Computer and network requirements are as follows:

a) Computer parameter processor Intel Core2 Duo E series 1.6G or more, memory size: 1GB or more, hard disk capacity: 100GB or more, 19-inch LCD display (16: 9); software windows XP, IE7 / IE6

b) Network: Telecom access, 1-3 computers require more than 1M bandwidth when used simultaneously; 3-6 computers use simultaneously, the bandwidth requires more than 2M; 7-12 computers use simultaneously, require more than 4M bandwidth.

4. Party A shall appoint a special person to be responsible for the operation of the system. Party A shall notify Party B in a timely manner when the designated personnel changes.

5. When Party A encounters a technical problem, Party A should contact Party B in a timely manner, and truthfully describe the failure phenomenon to Party B. Party B actively assists in solving the problem.

6. Due to the Mofeishi system software and hardware itself, which causes the equipment to be unusable, Party A provides free maintenance services. Party A should contact Party B three days in advance if it needs Party B to provide on-site maintenance services.

7. Party A owns all the data obtained by Party A using the system, and Party B has the responsibility to provide the data and keep it confidential.

8. Party A may request Party B to assist in regular data copying and other tasks.

9. Party A has the right to get free upgrades the software related the system.

10. Without the written permission of Party B, Party A shall not reverse engineer, decompile or disassemble the licensed system software, or modify, upgrade, modify or develop other new software or develop new software based on or based on the licensed software and its technology. New technology, otherwise Party B has the right to terminate this agreement unilaterally and ask Party A to compensate Party B for losses (including but not limited to attorney's fees, notarization fees, litigation fees, arbitration fees, compensation and fines, etc.).

11. Party A shall timely pay Party B the relevant amount as agreed in the contract. If Party A delays the payment for more than 10 working days, Party B has the right to unilaterally terminate services until Party A pay all unpaid balance.

II. The rights and obligations of Party B:

1. Party B shall provide cloud-based computing big data analysis technology service of the system. At the same time, it will provide relevant materials according to Party A's actual use needs and collect technical service fees according to the agreement between the two parties.

2. Party B shall provide Party A necessary training for using the system (training time is 3 working days).

3. Party B provides Party A with the installation and technical support of the system but does not include the maintenance of Party A's network system, computer hardware system, operating system, office software, and various terminal equipment.

5. The technical services provided by Party B: Party A's telephone consultation, training, and on-site services (including free and paid).

6. Party B shall not responsible for the system becomes unavailable due to third party’s reasons such as network failure (such as Internet access problems).

III. Technical services fee

Party B will use the system for Party A and provides cloud-based computing big data analysis technology services. For each analysis, Party B charges a technical service fee of RMB 200 yuan.

IV. Settlement of income from technical services

After signing the contract, Party B should send a bill for Party A's technical service fee for the current month, containing information on the number of cases analyzed for Party A and Party A should confirm or raise an objection within 2 days after receiving the bill, or otherwise no reply is deemed to be the bill approved by Party A. Party A shall pay Party B's service fee before the end of the following month (the next month after the month when the technical service fee occurs) after confirmation; Party B shall provide the relevant technical service fee invoice within 15 working days after receiving the payment from Party A.

Company Name: Beijing Dehaier Medical Technology Co., Ltd.

Account bank: ICBC Changping Branch

Account number:

Address: 45 Yong'an Road, Science and Technology Park, Changping District

V. Term of the Agreement

1. This agreement will be executed and will be in quadruplicate after being signed by both parties. Both parties will hold two copies, which have the same legal effect.

2. The term of the technical service referred to in this agreement is 3 years, from April 24, 2017 to April 24, 2020.

VI. Termination

After the agreement expires, if Party A continues to require the services of Party B, both parties A and B may negotiate a new agreement. If Party A no longer requires such services from Party B, this agreement will automatically terminate.

VII. Disputes arising from the implementation of this agreement may be settled through friendly negotiation between the two parties. If the settlement cannot be reached, a lawsuit shall be filed in the people's court where the plaintiff is located.

Signature page followed

Party A:

Address:

Phone: Fax:

Legal representative:

Date:

Party B: Beijing Dehaier Medical Technology Co., Ltd.

Address: Room 2108, 21st floor, China Railway Construction Group, No. 20 Shijingshan Road, Shijingshan District, Beijing

Phone: 010-88609850 Fax:

Legal representative:

Date:

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